Memorandum

DATE: February 13, 2004

TO: File

FROM: Kelly Smith

RE: Item 77(i): Form N-SAR for Fidelity Municipal Trust

Pursuant to a Board approved vote on June 19, 2003, Spartan Short-Intermediate Municipal Income Fund commenced new classes of shares (Class A, Class T, Class B, Class C, and Institutional Class) on July 23, 2003.